NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: July 2, 2004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Closes Second 2004 Partnership

Record $18 Million in Subscriptions

Bridgeport, West Virginia - Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has closed its second 2004 drilling Partnership with the maximum allowed under its registration $18 million in subscriptions. This is up from $17.3 million raised in the second partnership of 2003, and continues the history of strong partnership sales that began in the second half of 2003. The partnership closed nearly two months ahead of its scheduled closing date. The Company will commence drilling of the Partnership wells in mid-July. Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations, although wells in other areas are permissible under the partnership agreement. The Company purchases a 20% interest in each partnership.

The close of the Company's first drilling partnership of the year with $29 million in subscriptions at the end of April, and this partnership's early close will allow the Company to maintain a high level of drilling activity throughout the second and third quarters, a period that has historically been a period of lower activity for the Company.

The Company's third drilling Partnership of the year is scheduled to open on July 6th with maximum subscriptions of $18. It has a scheduled closing date of November 1, 2004.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597